SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
         13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                               (Amendment No. 2)*







                               CNET Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    12613R104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  April 3, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [_]  Rule 13d-1(b)

           [X]  Rule 13d-1(c)

           [_]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

            Tudor Investment Corporation
         -----------------------------------------------------------------------
            22-2514825
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      Delaware
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power               7,080,414
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power          7,080,414
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Owned by Each Reporting Person                  7,080,414
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)        4.7%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          CO
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

            Paul Tudor Jones, II
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      USA
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power               7,725,337
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power          7,725,337
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Onwed by
        Each Reporting Person                           7,725,337
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)       5.1%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          IN
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

            James J. Pallotta
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      USA
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power               7,725,337
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power          7,725,337
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Each Reporting Person                           7,725,337
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)      5.1%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)            IN
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

            Tudor Proprietary Trading, L.L.C.
         -----------------------------------------------------------------------
            13-3720063
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      Delaware
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power                 644,923
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power            644,923
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Each Reporting Person                             644,923
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)       0.4%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          OO
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Tudor BVI Global Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power               1,201,276
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power          1,201,276
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Each Reporting Person                           1,201,276
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)      0.8%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          CO
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Raptor Global Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      Cayman Islands
                                                --------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power               5,468,956
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power          5,468,956
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Each Reporting Person                           5,468,956
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)       3.6%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          CO
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         The Altar Rock Fund L.P.
         -----------------------------------------------------------------------
         06-1558414
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      Delaware
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power                  47,415
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power             47,415
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Each Reporting Person                              47,415
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)       0.03%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          PN
                                                     ---------------------------

--------------------------------------------------------------------------------

CUSIP No.  12613R104
           -------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

         Witches Rock Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            --------------------------------------------------------------------

         (b)    X
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                        --------------------------------------------------------

--------------------------------------------------------------------------------

    4)   Citizenship or Place of Organization      Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------

                 5)   Sole Voting Power                         0
Number of                               ----------------------------------------
Shares          ----------------------------------------------------------------
Beneficially
Owned by         6)   Shared Voting Power                 362,767
Each                                       -------------------------------------
Reporting       ----------------------------------------------------------------
Person With
                 7)   Sole Dispositive Power                    0
                                              ----------------------------------
                ----------------------------------------------------------------

                 8)   Shared Dispositive Power            362,767
                                                --------------------------------
--------------------------------------------------------------------------------

    9)  Aggregate Amount Beneficially Owned by
        Each Reporting Person                             362,767
                                                    ----------------------------
--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row (9)      0.2%
                                                           ---------------------

--------------------------------------------------------------------------------

   12)   Type of Reporting Person (See Instructions)          CO
                                                     ---------------------------

--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

           CNET Networks, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           235 Second Street
           San Francisco, CA  94105

Item 2(a). Name of Person Filing:

           Tudor Investment Corporation ("TIC")
           Paul Tudor Jones, II
           James J. Pallotta
           Tudor Proprietary Trading, L.L.C. ("TPT")
           The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio")
           The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
           The Altar Rock Fund L.P. ("Altar Rock")
           Witches Rock Portfolio Ltd. ("Witches Rock")

Item 2(b). Address of Principal Business Office or, if none, Residence:

           The principal business office of each of TIC and TPT is:

                        1275 King Street
                        Greenwich, CT 06831

           The principal  business office of Mr. Jones and Altar Rock is:

                        c/o Tudor Investment Corporation
                        1275 King Street
                        Greenwich, CT 06831

           The principal business office of Mr. Pallotta is:

                        c/o Tudor Investment Corporation
                        50 Rowes Wharf, 6th Floor
                        Boston, MA 02110

           The principal business office of each of BVI Portfolio, Raptor Portfolio, and Witches Rock is:

                        c/o CITCO
                        Kaya Flamboyan 9
                        P.O. Box 4774
                        Curacao, Netherlands Antilles

Item 2(c). Citizenship:

           TIC is a Delaware corporation.
           Messrs. Jones and Pallotta are citizens of the United States. TPT is a Delaware limited liability company.
           BVI Portfolio, Raptor Portfolio, and Witches Rock are companies organized under the laws of the Cayman Islands.
           Altar Rock is a Delaware limited partnership.

Item 2(d). Title of Class of Securities:

           Common Stock, par value $0.0001

Item 2(e). CUSIP Number:

           12613R104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           (a)[ ] Broker or Dealer registered under section 15 of the Act
           (b)[ ] Bank as defined in section 3(a)(6) of the Act
           (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
           (d)[ ] Investment Company registered under section 8 of the Investment Company Act
           (e)[ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
           (f)[ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
           (g)[ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
           (h)[ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.    Ownership (As of April 12, 2007).

           (a)  Amount Beneficially Owned:  See Item 9 of cover pages

           (b)  Percent of Class:  See Item 11 of cover pages

           (c)  Number of shares as to which such person has:

                (i)  sole power to vote or
                     to direct the vote          See Item 5 of cover pages
                                                 -------------------------

                (ii) shared power to vote or
                     to direct the vote          See Item 6 of cover pages
                                                 -------------------------

                (iii) sole power to dispose
                      or to direct the
                      disposition of             See Item 7 of cover pages
                                                 -------------------------

                (iv) shared power to dispose
                     or to direct the
                     disposition of              See Item 8 of cover pages
                                                 -------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (644,923 shares), BVI Portfolio (1,201,276 shares), Raptor Portfolio (5,468,956 shares), Witches Rock (362,767 shares), and Altar Rock (47,415 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and Witches Rock, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.

Item 5. Ownership of Five Percent or Less of a Class.

                Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                Not applicable

Item 8. Identification and Classification of Members of the Group.

                See cover pages

Item 9. Notice of Dissolution of Group.

                Not applicable

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         Dated:     April 13, 2007


                         TUDOR INVESTMENT CORPORATION


                         By:     /s/ Stephen N. Waldman
                             ------------------------------------------------
                             Stephen N. Waldman
                             Managing Director and Associate General Counsel




                                 /s/ Paul Tudor Jones, II
                             ------------------------------------------------
                             Paul Tudor Jones, II



                                 /s/ James J. Pallotta
                             ------------------------------------------------
                             James J. Pallotta



                         TUDOR PROPRIETARY TRADING, L.L.C.


                         By:     /s/ Stephen N. Waldman
                             -------------------------------------
                             Stephen N. Waldman
                             Managing Director and Associate General Counsel


                         THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                         By: Tudor Investment Corporation,
                             Trading Advisor

                             By:    /s/ Stephen N. Waldman
                                ---------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel

                         THE RAPTOR GLOBAL PORTFOLIO LTD.

                         By: Tudor Investment Corporation,
                             Investment Adviser


                             By:    /s/ Stephen N. Waldman
                                ---------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel


                         THE ALTAR ROCK FUND L.P.

                         By: Tudor Investment Corporation,
                             General Partner


                             By:    /s/ Stephen N. Waldman
                                ---------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel


                         WITCHES ROCK PORTFOLIO LTD.

                         By: Tudor Investment Corporation,
                             Investment Adviser


                             By:    /s/ Stephen N. Waldman
                                ---------------------------------------
                                Stephen N. Waldman
                                Managing Director and Associate General Counsel